CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in Registration Statement File Nos. 2-53663, 2-53578, 33-7471, 33-22417, 33-37924, 33-39660, 33-57898, 33-55607, 33-58939, 33-58943, 333-14769,
333-21277,  333-21285 and 333-41359 of our report dated November 30, 1999 on our audit of the combined statement of assets acquired and liabilities assumed and the combined statement of revenues and direct expenses of the Bahco Group as of December 31, 1998 and for the year then ended included in this Form 8K/A. It should be noted that we have not audited any financial statements of the Bahco Group subsequent to December 31, 1998 or performed any audit procedures subsequent to the date of our report.


                                                         /s/ Arthur Andersen LLP

                                                         ARTHUR ANDERSEN LLP


Goteborg, Sweden
December 14, 1999